UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2013

NCL CORPORATION LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

333-128780

(Commission File Number)

20-0470163

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Overview

On May 24, 2013, NCL Corporation Ltd. (the “Company”), a subsidiary of Norwegian Cruise Line Holdings Ltd., entered into a credit agreement with Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, DNB Bank ASA and Nordea Bank Finland Plc, New York Branch, as co-syndication agents, and a syndicate of other banks party thereto as joint bookrunners, arrangers, co-documentation agents and lenders, which provides senior secured financing of $1.3 billion, consisting of (i) a $675 million term loan facility maturing on May 24, 2018 (the “Term Loan Facility”), all of which was borrowed for the purpose of refinancing existing senior debt; and (ii) a $625 million revolving credit facility maturing on May 24, 2018 (the “Revolving Loan Facility” and together with the Term Loan Facility, the “new senior secured credit facilities”), none of which was borrowed as of May 24, 2013.

Interest Rate and Fees

Borrowings under the new senior secured credit facilities bear interest at a rate per annum equal to (a) an adjusted LIBOR rate or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate of Deutsche Bank and (iii) the adjusted LIBOR rate, in each case plus an applicable margin that is determined by reference to a total leverage ratio, with an applicable margin of between 2.25% and 1.50% with respect to Eurocurrency loans and between 1.25% and 0.50% with respect to base rate loans. The initial applicable margin for borrowings is 2.25% with respect to Eurocurrency borrowings and 1.25% with respect to base rate borrowings.

In addition to paying interest on outstanding principal under the new senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the Revolving Loan Facility in respect of the unutilized commitments thereunder. The commitment fee rate is determined by reference to a total leverage ratio, with a maximum commitment fee rate of 40% of the applicable margin for Eurocurrency loans.

Prepayments

The new senior secured credit facilities require the Company to prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with 100% (which percentage will be reduced to a percentage equal to the fair market value of the applicable vessel divided by the fair market value of all of the mortgaged vessels under the new senior secured credit facilities if the facility’s loan-to-value ratio is 0.5x or less) of the net cash proceeds received from an asset sale or event of loss (net of certain fees, premiums, taxes, required payments, and reasonable reserves in connection therewith) that are retained by the Company or any subsidiary, provided that the Company may, subject to certain conditions and limitations, apply such proceeds to assets useful in the business of the Company and its subsidiaries or to make investments in permitted business acquisitions.

The Company may voluntarily repay outstanding loans under the new senior secured credit facilities at any time without premium or penalty, subject to customary breakage costs with respect to Eurocurrency loans.

Amortization

The Company is required to repay the loans under the Term Loan Facility in quarterly installments commencing in September 2013, in an aggregate principal amount equal to (a) in the case of installments payable on or prior to May 24, 2015, 1.25% of the then outstanding loans under the Term Loan Facility and (b) in the case of installments payable after May 24, 2015, 2.50% of the then outstanding loans under the Term Loan Facility, with the remaining unpaid principal amount of loans under the Term Loan Facility due and payable in full at maturity, on May 24, 2018. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity, on May 24, 2018.

Guarantees and Security

All obligations under the new senior secured credit facilities are unconditionally guaranteed by the Company’s subsidiaries, Norwegian Star Limited, Norwegian Spirit, Ltd., Norwegian Sun Limited, Norwegian Dawn Limited, Norwegian Pearl, Ltd. and Norwegian Gem, Ltd., which subsidiaries own our ships Norwegian Star, Norwegian Spirit, Norwegian Sun, Norwegian Dawn, Norwegian Pearl and Norwegian Gem, respectively.

All obligations under the new senior secured credit facilities and the guarantees thereof (as well as all obligations under any interest-hedging or other swap agreements), are secured by a first priority (and in the case of any interest-hedging or other swap agreements, second priority) perfected security interest in (i) all equity interests of each of the guarantors; and (ii) substantially all of the assets of each of the guarantors, including, but not limited to (A) first-priority liens on the ships Norwegian Star, Norwegian Spirit, Norwegian Sun, Norwegian Dawn, Norwegian Pearl and Norwegian Gem and (B) all earnings, proceeds of insurance and certain other interests related to those ships.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its material subsidiaries to incur additional indebtedness; create liens; engage in sale and lease-back transactions; make investments, loans or advances; engage in mergers or consolidations; sell, transfer or acquire assets; pay dividends and distributions; engage in certain transactions with affiliates; make certain modifications to the terms of its existing indebtedness, governing documents and certain other agreements; enter into certain restrictive agreements; make payments in respect of subordinated indebtedness; change its fiscal year; and enter into swap agreements.

In addition, the new senior secured credit facilities require the Company to maintain a maximum facility loan-to-value ratio, a maximum ratio of total net funded debt to total capitalization, a minimum level of free liquidity and (to the extent free liquidity is less than a specified amount) a maximum ratio of EBITDA to consolidated debt service.

The new senior secured credit facilities contain customary affirmative covenants (including affirmative covenants customary to maritime transactions) and events of default, including without limitation, nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration to material indebtedness, bankruptcy, material judgments, events under the Employee Retirement Income Security Act of 1974, as amended, failure of any document, security interest or guarantee supporting the new senior secured credit facilities to be in full force or effect, and upon a change of control as defined in the documents governing the new senior secured credit facilities.

Item 1.02 Termination of a Material Definitive Agreement

1.	$750,000,000 Credit Agreement

In connection with its entry into the new senior secured credit facilities, on May 24, 2013, the Company terminated the Credit Agreement dated as of October 28, 2009, as amended on May 31, 2012 (the “$750M Revolving Credit Facility”) among the Company, Nordea Bank Norge ASA, as Administrative Agent and Collateral Agent, Nordea Bank Norge ASA, DNB Nor Bank ASA and Commerzbank Aktiengesellschaft as Joint Lead Arrangers and Joint Bookrunners, and each other lender party to the $750M Revolving Credit Facility as lenders.

The $750M Revolving Credit Facility provided for up to $750 million in revolving advances, maturing on October 28, 2015, and bore interest at a rate per annum equal to LIBOR plus an applicable margin of 4.00%. As of May 24, 2013, the aggregate outstanding principal amount of loans under the $750M Revolving Credit Facility was $41 million.

2.	Norwegian Pearl and Norwegian Gem Revolving Loan Facility Agreement

In connection with its entry into the new senior secured credit facilities, on May 24, 2013, the Company terminated the Revolving Loan Facility Agreement dated as of October 7, 2005, as amended and/or restated, as applicable, by the first supplemental deed dated November 13, 2006, the second supplemental deed dated December 21, 2007, the third supplemental deed dated April 2, 2009, the fourth supplemental deed dated July 22, 2010 and the fifth supplemental deed dated June 1, 2012 (the “Pearl/Gem Revolving Credit Facility”) among the Company, Norwegian Pearl, Ltd. and Norwegian Gem, Ltd., as guarantors, NCL International Ltd., as shareholder, NCL (Bahamas) Ltd., as manager, DNB Bank ASA, as agent and as security agent, Commerzbank Aktiengesellschaft, as Lower Saxony guarantee agent and the other banks party thereto as lenders.

The Pearl/Gem Revolving Credit Facility provided for up to $514 million in revolving advances, consisting of $250 million under Tranche A and $264 million under Tranche B, and bore interest at rates per annum equal to LIBOR plus an applicable margin based, in each case, on the Company’s total funded debt to EBITDA ratio. The commitments under Tranche A of the Pearl/Gem Revolving Credit Facility were to mature on November 28, 2018, with the commitments under Tranche B to mature on October 1, 2019. As of May 24, 2013, the aggregate outstanding principal amount of loans under the Pearl/Gem Revolving Credit Facility was $514 million.

Section 2—Financial Information

Item 2.03 Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Section 8—Other Events

Item 8.01 Other Events

In connection with its entry into the new senior secured credit facilities, on May 28, 2013, the Company delivered notice of redemption (the “Redemption Notice”) to the holders of the Company’s 9.50% Senior Notes due 2018 (the “9.50% Notes”). The Redemption Notice provides for the Company’s redemption, pursuant to the terms of the indenture relating to the 9.50% Notes, of $227.5 million of outstanding 9.50% Notes on June 28, 2013 (the “Redemption Date”) at a redemption price of 100% of the principal amount of the 9.50% Notes to be redeemed plus the Applicable Premium (as defined in the indenture relating to the 9.50% Notes), plus accrued and unpaid interest to the Redemption Date on the principal amount being redeemed. No 9.50% Notes will remain outstanding after the Redemption Date.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated May 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, NCL Corporation Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 30th day of May, 2013.

NCL CORPORATION LTD.

By:	/s/ Wendy A. Beck

Wendy A. Beck Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated May 29, 2013